DNB Financial Corporation

For further information, please contact:
Gerald F. Sopp CFO/Executive Vice-President
484-359 - 3138	FOR IMMEDIATE RELEASE
gsopp@dnbfirst.com	(DNBF - OTC Bulletin Board)

DNB Financial Corporation
Announces Fourth Quarter and 2006
Earnings

(February 5, 2007 - Downingtown, PA) DNB Financial Corporation (“DNB”), parent of DNB First, National Association, reported net income for the 2006 full year of $1.7 million versus $2.1 million for 2005. Per share earnings on a fully diluted basis were $0.69 down from $0.96 for the prior year.

While loans and deposits and net interest income grew in 2006, DNB’s earnings were impacted by the general economic conditions challenging all commercial banking institutions - the inverted yield curve and increased pricing competition on loans and deposits. In addition, earnings were further depressed by a $2.1 million increase in non interest expense to $16.5 million. This increase was due almost entirely to strategic moves designed to increase future revenue and improve profitability:

•	The addition of experienced revenue producing personnel in the lending and retail divisions.
•	Increased consulting expenses in connection with the efficiency project announced in the second quarter.
•	The cost of new offices in Newtown Square and West Chester.
•	Costs related to the opening of a new office in Chadds Ford in 2007.

“We have focused on building franchise value in 2006 by investing in strategies that will improve earnings and increase market share in the future,” said William S. Latoff, Chairman and CEO of DNB. “We’ve grown deposits in spite of a difficult environment and with an experienced lending staff in place we’ll continue to see steady loan growth. The efficiencies initiated in 2006 will be fully realized in 2007 resulting in lower costs and greater productivity, positioning us well for improved earnings in 2007 and beyond.”1

1 The statements above relating to increasing market share, continued steady loan growth and the full realization of efficiencies in 2007 reducing costs and improving productivity, are “forward looking statements” and as such are subject to a variety of factors. The growth of loans can be impacted by customer acceptance of new pricing metrics and the competition in the company’s market for these products. The efficiencies, which include staffing reductions, systems enhancements and process improvements, can be impacted by timing, the magnitude of operational changes and the customer acceptance of lower staffing levels. Many of the decisions involved are at the discretion of management and management reserves the right to adjust DNB’s strategies to respond to future, unanticipated circumstances.

Interest income for the year ended 2006 increased to $28.2 million from $23.4 million in 2005 on the strength of increased loan volume and higher yields. Loans and leases increased $41.3 million to $329.5 million or 14.35%. The growth in loans was led by commercial loans, which were up $27.0 million over 2005, followed by residential loans, up $8.9 million year over year. Average loans increased $62.2 million and the average yield on loans rose to 6.82% from 6.55%.

Interest expense grew $4.1 million over 2005 due primarily to increased deposit volume to fuel loan growth and an increase in interest rates. During the year, the Federal Open Market Committee (FOMC) raised the federal funds target rate 4 times for a total of 100 basis points. Deposits grew $41.4 million to $381.0 million or 12.19%. Average deposits increased $38.6 million with the average cost increasing 85 basis points, to 2.26%. The composite cost of funds at December 31, 2006 was 2.91% compared to 2.22% for 2005.

Net interest income for 2006 increased by $767,000 or 5.4% over 2005. For the 2006 full year, the net interest margin was 3.26%, which was a 15 basis point decline from 2005.

Non interest income increased by $1.1 million in 2005 to $3.4 million in 2006 due in large part to increased service charges on higher volumes of deposit accounts. Additionally, the 2005 results included a pre-tax loss of $699,000 recorded on the sale of investments during the first quarter of 2005 as part of the Company’s previously announced balance sheet repositioning.

Average assets increased $45.5 million from year-end 2005 to $493.5 million at December 31, 2006. Return on average assets this year was .35% compared to .48% for 2005. DNB’s capital increased to $31.4 million from $30.2 million in 2005. Average equity to average assets was 6.18% compared to 5.77% for 2005. Diluted shares outstanding for the year December 31, 2006 totaled 2.5 million compared to 2.2 million for the year December 31, 2005. At December 31, 2006 the non-performing loans to total loans ratio was .25%, compared to .47% at December 31, 2005. The reserve for loan and lease losses was 1.28% of loans at December 31, 2006 compared to 1.58% at December 31, 2005. As a result of sound asset quality, management determined that the reserve was adequate and no provision for credit losses was necessary in 2006.

For the fourth quarter, net income for the three months ended December 31, 2006 was $379,000 compared to $845,000 for the same period in 2005. Earnings per share on a fully diluted basis were $.15 compared to $.38 for 2005.

Net interest income was up $125,000 in the fourth quarter compared to 2005. Interest income rose to $7.5 million compared to $6.3 million for the same period in 2005. Interest expense increased to $3.7 million compared to $2.7 million in 2005. Average deposits increased $40.7 million with the average cost of deposits increasing 92 basis points to 2.59%. The composite cost of funds increased to 3.15%, from 2.47%. The net interest margin in the quarter was 3.31% compared to 3.39% in 2005.

Non interest income for the fourth quarter 2006 was $829,000 compared to $779,000 for the same period in 2005. Non interest expense for the quarter was $4.3 million compared to $3.8 million for the reasons noted above.

DNB Financial Corporation is a bank holding company whose bank subsidiary, DNB First, National Association, is a $525 million community bank headquartered in Downingtown, Pennsylvania. Founded in 1860, DNB First is the oldest independent bank in Chester County, with ten full service and two limited service offices. In addition to a broad array of consumer banking products, DNB offers commercial and construction lending, commercial leasing, cash management, brokerage and insurance through DNB Financial Services, and trust services through DNB Advisors. DNB Financial Corporation’s shares are traded on the OTC Bulletin Board under the symbol: DNBF. We invite our customers and shareholders to visit our website at http://www.dnbfirst.com.

This press release contains statements that are not of historical facts and may pertain to future operating results or events or management’s expectations regarding those results or events. These are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities and Exchange Act of 1934. These forward-looking statements may include, but are not limited to, statements about our plans, objectives, expectations and intentions and other statements contained in this press release that are not historical facts. When used in this press release, the words “expects”, “anticipates”, “intends”, “plans”, “believes”, “seeks”, “estimates”, or words of similar meaning, or future or conditional verbs, such as “will”, “would”, “should”, “could”, or “may” are generally intended to identify forward-looking statements. These forward-looking statements are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are either beyond our control or not reasonably capable of predicting at this time. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. Actual results may differ materially from the results discussed in these forward-looking statements. Readers of this press release are accordingly cautioned not to place undue reliance on forward-looking statements. DNB disclaims any intent or obligation to update publicly any of the forward-looking statements herein, whether in response to new information, future events or otherwise.

DNB Financial Corporation
Summary of Financial Statistics
(Dollars in thousands, except per share data)

	Three Months Ended		Twelve Months Ended
	December 31		December 31
	2006	2005	2006	2005
EARNINGS:
Interest income	$7,452	$6,325	$28,249	$23,427
Interest expense	3,691	2,689	13,368	9,313
Net interest income	3,761	3,636	14,881	14,114
Provision for credit losses	0	(120)	0	0
Non-interest income	829	779	3,414	2,356
Non-interest expense	4,309	3,754	16,507	14,411
Income before income taxes	281	781	1,788	2,059
Income tax expense (benefit)	(98)	(64)	41	(89)
Net income	379	845	1,747	2,148
Net income per share, diluted*	$0.15	$0.36	$0.69	$0.96

PERFORMANCE RATIOS:
Interest rate spread	3.20%	3.32%	3.16%	3.05%
Net interest margin	3.31%	3.39%	3.26%	3.43%
Return on average equity	4.82%	12.11%	5.73%	8.31%
Return on average assets	0.30%	0.73%	0.35%	0.48%

	December 31
	2006	2005
FINANCIAL POSITION:
Securities	$154,175	$146,374
Loan and leases	329,466	288,130
Allowance for credit losses	4,226	4,420
Total assets	525,242	473,046
Deposits	381,027	339,627
Borrowings	110,538	99,880
Stockholders' equity	31,411	30,186

EQUITY RATIOS:
Tier 1 leverage ratio	8.17%	8.78%
Risk-based capital ratio	13.12%	14.02%
Book value per share*	$12.54	$12.45

* All per share amounts have been restated to reflect the 5% stock dividend paid in December 2006.